UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2010

INVIVO THERAPEUTICS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52089 (Commission File No.)	36-4528166 (IRS Employer Identification No.)

One Broadway, 14th Floor
Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

(617) 475-1520
(Registrant’s telephone number, including area code)

Design Source, Inc., 100 Europa Drive, Suite 455, Chapel Hill, NC 27517
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 27, 2010, InVivo Therapeutics Holdings Corp. (the “Registrant”) issued a press release announcing the completion of the merger on October 26, 2010, of InVivo Therapeutics Acquisition Corp., a wholly-owned subsidiary of the Registrant with and into InVivo Therapeutics Corporation (“InVivo”). InVivo was the surviving corporation of that merger. As a result of the merger, the Registrant acquired the business of InVivo, and will continue the existing business operations of InVivo, as a wholly-owned subsidiary. In completing the merger, the Registrant issued approximately 31.6 million shares of its common stock to the holders of InVivo common stock.  In addition, the Registrant announced in the press release the private placement of approximately 10.5 million units of its securities to qualified accredited investors, for total gross proceeds of $10.5 million and net proceeds of $8.8 million.  Each unit consists of one share of common stock of the Registrant and one warrant, with each warrant entitling the holder to purchase one share of common stock of the Registrant at an exercise price of $1.40 per share.  The warrants will expire on the five year anniversary of the date of issuance. A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K.

This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the securities described herein. This current report on Form 8-K is being filed pursuant to and in accordance with Rule 135c of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InVivo Therapeutics Holdings Corp.

Date: November 2, 2010	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Registrant, dated October 27, 2010.